Exhibit 6

Call Option Agreement

This Call Option Agreement (the “Agreement”) is made and entered into as of the 14 day of November, 2021 (the “Effective Date”), by and among Mr. Viki Hackmon, Israeli ID#033847799 (“Hakmon”), and Pure Capital Ltd., a company organized and existing under the laws of the State of Israel (“Pure”).

Each of Pure and Hakmon are referred to collectively herein as the “Parties” and each separately as a “Party”.

Whereas,	Hakmon and Pure have been parties to that certain Founders Agreement concerning the incorporation and management of a California corporation by the name of Smart Repair Pro, Inc. (the “Smart Repair”), dated April 2, 2019 (the “Founders Agreement”); and

Whereas,	Under the Founders Agreement, Pure Capital was entitled to an option to purchase 50% of Hakmon’s holdings in Smart Repair, for an aggregate consideration of US$10,000 (the “Smart Repair Option”).

Whereas,	Pursuant and in connection with certain restructuring and corporate reorganization, inter-alia, the entire share capital of Smart Repair was transferred to an Israeli corporation by the name of Jeffs’ Brands Ltd. “(Company”) in consideration of ordinary shares of Company issued to holders thereof;

Whereas,	The Parties nevertheless wish to enter into an arrangement with similar economic principles as prescribed under the Smart Repair Option.

Now Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	Call Option

1.1	As of the Effective Date, Hakmon hereby grants Pure the right to purchase up to 858,823 ordinary shares of JB held by Hakmon on the date hereof (the “JB Shares”), free and clear from any and all encumbrances and third-party rights, subject to the terms and conditions hereof, at an aggregate purchase price of US$10,000 (the “Call Option” and “Exercise Price”, respectively).

1.2	The Call Option may be exercised by Pure at any time until the earlier of: (i) such time where Pure provides a waiver of its rights hereunder, (ii) when Pure has purchased all JB Shares underlying the Call Option.

1.3	The Call Option shall be exercised by and upon (a) delivery to Hakmon of a duly executed written notice of exercise, in the form attached hereto as Exhibit A, together with (b) proper payment in cash of the Exercise Price.

2.	Option Confers No Rights of Shareholder

For the avoidance of doubt, Pure shall not have any rights as a shareholder of the Company by virtue of any JB Shares prior to the actual exercise of this Call Option and the consummation of the purchase of such JB Shares.

3.	Headings

The headings of this Option have been inserted as a matter of convenience and shall not affect the construction hereof.

4.	Assignment

This Call Option Agreement, and any rights and obligations hereunder, may not be transferred or assigned other than to a Permitted Transferee (as defined if defined, under the Company’s Articles of Association, as amended from time to time), without the written consent of both Parties.

5.	Notices

Unless otherwise provided, all notices and other communications required or permitted hereunder to be given to a party to this Option shall be delivered in writing, in accordance with such method and addressed to such address prescribed in the Founders Agreement.

6.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel (regardless of any applicable conflict of laws’ provisions). The competent courts of the Tel Aviv-Jaffa, Israel, shall have exclusive jurisdiction over any and all matters arising in connection with this Agreement and or the JB Shares.

7.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with regard to the subject matters hereof, and except for the Company’s Articles of Association, supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to such subject matters.

In Witness Whereof, the Parties have executed this Option as of the date written above.

Viki Hackmon		Pure Capital Ltd.

By:	/s/ Viki Hakmon	By:	/s/ Kfir Zilberman
		Name:	Kfir Zilberman
		Title:	Chief Executive Officer
Date:		Date:

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Exhibit A

Form of Call Option Exercise Notice

To:	Date:

This notice is furnished in reference to that certain Call Option Agreement, dated __________, between Mr. Viki Hackmon and the undersigned (the “Option Agreement”).

Terms not otherwise defined hereunder shall have the meaning ascribed to them in the Option.

In accordance with section 1.3 of the Option Agreement, the undersigned hereby elects to exercise the Call Option granted to the undersigned under the Call Option, and tenders herewith payment of the Exercise Price (in a total amount of __________), in consideration of _______ JB Shares.

Pure Capital Ltd.

By:
Name:
Title:
Date:

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